SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   January 8, 2007

AVALON DEVELOPMENT ENTERPRISES, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Florida	333-130937	59-3565377
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

7 Kinnerton Yard
London, England SW1X 8EB
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(44) 1207-245-6131
(ISSUER TELEPHONE NUMBER)

N/A
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Charles P. Godels resigned as a member of the Company’s Board of Directors, and as the Company’s Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Principal Accounting Officer, effective January 8, 2007. Diane J. Harrison resigned as a member of the Company’s Board of Directors and as the Company’s Secretary, effective as of January 8, 2007. Madonna Yovino resigned as a member of the Company’s Board of Directors, and as the Company’s Treasurer, effective as of January 8, 2007. David E. Dunn resigned as a member of the Company’s Board of Directors, effective as of January 8, 2007. Micheal T. Jones resigned as a member of the Company’s Board of Directors, effective as of January 8, 2007. Such resignations were not due to any disagreements with the Company on any matter relating to the Company's operations, policies, or practice.

Allen S. Greenberg was appointed as a member of the Company’s Board of Directors and as the Company’s President, as of January 8, 2007. Mr. Greenberg is 41 years old. From 2005 until the present, Mr. Greenberg served as the Operations and Customer Service Manager for Global Administrative Provider in Costa Rica. In that capacity, he was the client service contact for all investment advisory firms, was responsible for setting up offshore investment structures for clients, oversaw all incoming and outgoing wires via international custodian banks, and oversaw all company invoicing. Prior to that, from 2003-2005, Mr. Greenberg worked as a Surveyor, and then a Quality Assurance Representative and Trainer for Datascension in Costa Rica. From 2002-2003, he was a Technical Consultant, and provided Help Desk support at MFS Investment Management in Boston Massachusetts. And from 2000 until 2002, Mr. Greenberg worked at Stream International as an Technical Consultant, and Technology Assistant, Registered Representative and Investment Associate at Moors and Cabot in Boston, Massachusetts. Mr. Greenberg received his Associate’s Degree in Business Administration from Massasoit Community College in 1987, and his Bachelor’s degree in Business Administration from Western New England College in 1992.

No transactions have occurred in the last two years to which the Company was a party in which Mr. Greenberg had or is to have a direct or indirect material interest. Mr. Greenberg does not have an employment agreement with the Company.

 ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(a)	Financial Statements of Business Acquired.
Not applicable.
(b)	Pro Forma Financial Information
Not applicable.
(c)	Exhibits.
None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Avalon Development Enterprises, Inc.

By:	/s/Allen S. Greenberg
Allen S. Greenberg, President

Dated: January 9, 2007